Seward & Kissel LLP
                               1200 G Street, N.W.
                             Washington, D.C. 20005
                            Telephone: (202) 737-8833
                            Facsimile: (202) 737-5184
                                 www.sewkis.com


                                                                March 23, 2009

VIA EDGAR

Mr. Keith O'Connell
Securities and Exchange Commission
Division of Investment
Management 100 F Street, N.E.
Washington, D.C. 20549

      Re: AllianceBernstein Municipal Income Fund, Inc. - National Portfolio Pre-Effective Amendment No. 1 to Registration Statement on Form N-14 File No.: 811-04791
           ---------------------------------------------------------------------

Dear Mr. O'Connell:

Pursuant to Rule 477 under the Securities Act of 1933, as amended ("1933 Act"), AllianceBernstein Municipal Income Fund, Inc. (CIK#0000798737) (the "Registrant") hereby respectfully requests withdrawal of the following Pre-Effective Amendment (the "Amendment") to its Registration Statement on Form N-14 for National Portfolio, a series of the Registrant:

--------------------  ---------------  -----------------  ----------------------
   Pre Effective
  Amendment Number      Date Filed      Submission Type      Accession Number
--------------------  ---------------  -----------------  ----------------------
         1               3/20/2009           N-14/A        0000919574-09-007445
--------------------  ---------------  -----------------  ----------------------

The Registrant requests withdrawal of the Amendment because an incorrect 1933 Act File Number was indicated with the filing of the Amendment. The Registrant has re-filed the Amendment with the correct 1933 Act File Number (Accession Number 0000919574-09-007631).

      If you have any questions regarding this matter or require additional information, please contact me at (202) 737-8833.

                                                        Sincerely,

                                                         /s/ Young Seo
                                                         -------------
                                                         Young Seo



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